UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Small-Cap Core Equity Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

IMPORTANT NOTICE

*** Your Proxy Vote is Critical ***

We are sending you this postcard to alert you about a very important proxy package that you will receive in the mail in the next few days regarding an upcoming Special Shareholder Meeting scheduled for March 15, 2011.

Included in this package will be documents and a proposal that affects your fund. This proposal requires a shareholder vote, and with the package you will find a discussion of this proposal. Also included will be several voting options that will enable you to vote your proxy on these important issues quickly and easily.

Fund affected:

•                  Prudential Small-Cap Core Equity Fund, Inc.

Please read the information included in the proxy package carefully and do not throw it away. Please also vote your proxy immediately after you have read the enclosed materials and are comfortable with the information. By voting your shares promptly, you will help make it possible for the shareholder meeting to be held on time and eliminate additional solicitation costs that may result if the necessary votes to reach quorum are not received. Thank you in advance for your attention to this very important matter!

The proxy statement will be available on the Prudential Investments web site at www.prudentialfunds.com/fundchanges.  If you have any proxy-related questions, please call the proxy solicitor, D.F. King & Co., Inc., at 1-800-549-6650. We appreciate your participation in this important matter.

IMPORTANT NOTICE

*** Your Proxy Vote is Critical ***